EXHIBIT 23(g)

Consent of Independent Auditors

We consent to the reference to our firm under the caption “Experts” and to the incorporation by reference of our report dated January 21, 2003 (except for Note 30, as to which the date is March 10, 2003) with respect to the consolidated financial statements of Sovereign Bancorp, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission in the Proxy Statement of Abington Bancorp, Inc. that is made a part of the Registration Statement (Form S-4 No. 333-111415) and Prospectus of Seacoast Financial Services Corporation for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

February 11, 2004